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FORM 4
/  /	Check this box if no longer
	subject to Section 16.  Form 4 or
	Form 5 obligations may continue.
	See Instruction 1(b).

				U.S. SECURITIES AND EXCHANGE COMMISSION
						Washington, D. C. 20549
				STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


	Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935
or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1.	Name and Address of Reporting Person*
	Mittelstaedt, Ronald J., 2260 Douglas Blvd., Suite 280, Roseville, CA
95661
	(Last) (First) (Middle), (Street), (City) (State) (Zip)

2.	Issuer Name and Ticker/Trading Symbol:  Waste Connections, Inc. (WCNX)

3.	IRS or Social Security Number of Reporting Person (Voluntary):

4.	Statement for Month/Year:  May 1999

5.	If Amendment, Date of Original (Month/Year)	___________

6.	Relationship of reporting person to issuer
	(Check all applicable)

	____ Director			____ 10% Owner
	 XX  Officer (give		____ Other (specify
          title below)			  below)
	President and Chief Executive Officer

7.	Individual or Joint/Group Filing (Check Applicable line)
	____  Form filed by one Reporting Person
	_XX_ Form filed by More than One Reporting Person

FORM 4 (continued)							Page 2 of 9 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3):  Common Stock

2.	Transaction Date (Month/Day/Year):  5/10/99

3.	Transaction Code (Instr. 8)  :   S

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount:  89,000		(A) or (D):  D		Price:  $25.625

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4):  958,620 (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4):  (1)

7.	Nature of Indirect Beneficial Ownership (Inst. 4):  (1)

Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).					SEC 1474 (7-96)

FORM 4 (continued)							Page 3 of 9 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3):  Common Stock

2.	Transaction Date (Month/Day/Year):  5/14/99

3.	Transaction Code (Instr. 8):   M

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount:  89,243		(A) or (D):  A		Price:  $2.80
	Amount:  33,334     (A) or (D):  A		Price:  $2.80

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4):  958,620   (1)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4):  (1)

7.	Nature of Indirect Beneficial Ownership (Inst. 4):  (1)

Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).					SEC 1474 (7-96

FORM 4 (continued)								Page 4 of 9 Pages

Table II -	Derivative Securities Acquired, Disposed of,
			or Beneficially Owned
			(e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3):
	Employee Stock Options (right to buy)

2.	Conversion or Exercise Price of Derivative Security:  $2.80

3.	Transaction Date (Month/Day/Year):  5/14/99

4.	Transaction Code (Instr. 8):   M

5.	Number of Derivative Securities Acquired (A)	or Disposed of (D)
	(Instr. 3, 4, and 5):  (A) 0    (D)  33,334

6.	Date Exercisable and Expiration Date (Month/Day/Year)

	Date Exercisable				Expiration Date
	10/1/1998						12/14/2007

7.	Title and Amount of Securities Underlying Derivative Security
	(Instr. 3 and 4)

	Title:  Common Stock			Amount or Number of Shares:  33,334

8.	Price of Derivative Security (Instr. 5)	_______________

9.	Number of derivative Securities Beneficially Owned at End of Month
	(Instr. 4):  77,423   (2)

10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I)
	(Instr. 4):  D   (2)

11.	Nature of Indirect Beneficial Ownership (Inst. 4):  N/A

FORM 4 (continued)								Page 5 of 9 Pages

Table II -	Derivative Securities Acquired, Disposed of,
			or Beneficially Owned
			(e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3):
	Warrants (right to buy)

2.	Conversion or Exercise Price of Derivative Security:  $2.80

3.	Transaction Date (Month/Day/Year):  5/14/99

4.	Transaction Code (Instr. 8):   M

5.	Number of Derivative Securities Acquired (A)	or Disposed of (D)
	(Instr. 3, 4, and 5):  (A) 0    (D)  89,243

6.	Date Exercisable and Expiration Date (Month/Day/Year)

	Date Exercisable				Expiration Date
	12/15/1997						12/14/2008

7.	Title and Amount of Securities Underlying Derivative Security
	(Instr. 3 and 4)

	Title:  Common Stock			Amount or Number of Shares:  89,243

8.	Price of Derivative Security (Instr. 5)	_______________

9.	Number of derivative Securities Beneficially Owned at End of Month
	(Instr. 4):  77,423  (2)

10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I)
	(Instr. 4):  D  (2)

11.	Nature of Indirect Beneficial Ownership (Inst. 4):  N/A

FORM 4 (continued)								Page 6 of 9 Pages

Table II -	Derivative Securities Acquired, Disposed of,
			or Beneficially Owned
			(e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3):
	Employee Stock Options (right to buy)

2.	Conversion or Exercise Price of Derivative Security:   $17.9375

3.	Transaction Date (Month/Day/Year):  1/19/99

4.	Transaction Code (Instr. 8):    V and A

5.	Number of Derivative Securities Acquired (A)	or Disposed of (D)
	(Instr. 3, 4, and 5):  (A) 100,000   (D) 0

6.	Date Exercisable and Expiration Date (Month/Day/Year)

	Date Exercisable				Expiration Date
	1/19/2000	(33,334 shares)				1/18/2009
	1/19/2001 (33,333 shares)				1/18/2009
	1/19/2002 (33,333 shares)				1/18/2009

7.	Title and Amount of Securities Underlying Derivative Security
	(Instr. 3 and 4)

	Title:  Common Stock			Amount or Number of Shares:  100,000

8.	Price of Derivative Security (Instr. 5)	_______________

9.	Number of derivative Securities Beneficially Owned at End of Month
	(Instr. 4):  100,000  (2)

10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I)
	(Instr. 4):  D  (2)

11.	Nature of Indirect Beneficial Ownership (Inst. 4):  N/A

FORM 4 (continued)								Page 7 of 9 Pages

Table II -	Derivative Securities Acquired, Disposed of,
			or Beneficially Owned
			(e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3):
	Call option (right to buy)

2.	Conversion or Exercise Price of Derivative Security:   $35.4284

3.	Transaction Date (Month/Day/Year):  5/10/99

4.	Transaction Code (Instr. 8):    S

5.	Number of Derivative Securities Acquired (A)	or Disposed of (D)
	(Instr. 3, 4, and 5):  (A) 0   (D) 113,859

6.	Date Exercisable and Expiration Date (Month/Day/Year)

	Date Exercisable				Expiration Date
	May 10, 2002					May 10, 2002

7.	Title and Amount of Securities Underlying Derivative Security
	(Instr. 3 and 4)

	Title:  Common Stock		Amount or Number of Shares:  113,859

8.	Price of Derivative Security (Instr. 5)	  0

9.	Number of derivative Securities Beneficially Owned at End of Month
	(Instr. 4):  0

10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I)
	(Instr. 4):  D  (2)

11.	Nature of Indirect Beneficial Ownership (Inst. 4):  N/A

FORM 4 (continued)								Page 8 of 9 Pages

Table II -	Derivative Securities Acquired, Disposed of,
			or Beneficially Owned
			(e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3):
	Put Option (right to sell)

2.	Conversion or Exercise Price of Derivative Security:   $23.0687

3.	Transaction Date (Month/Day/Year):  5/10/99

4.	Transaction Code (Instr. 8):    P

5.	Number of Derivative Securities Acquired (A)	or Disposed of (D)
	(Instr. 3, 4, and 5):  (A) 113,859   (D) 0

6.	Date Exercisable and Expiration Date (Month/Day/Year)

	Date Exercisable				Expiration Date
	May 10, 2002					May 10, 2002

7.	Title and Amount of Securities Underlying Derivative Security
	(Instr. 3 and 4)

	Title:  Common Stock		Amount or Number of Shares:  113,859

8.	Price of Derivative Security (Instr. 5)	  0

9.	Number of derivative Securities Beneficially Owned at End of Month
	(Instr. 4):  113,859  (2)

10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I)
	(Instr. 4):  D  (2)

11.	Nature of Indirect Beneficial Ownership (Inst. 4):  N/A

FORM 4 (continued)								Page 9 of 9 Pages



Explanation of Responses:

(1)	These shares are owned directly by the Mittelstaedt Family Trust,
	and indirectly by Ronald J. Mittelstaedt as trustee of the trust.

(2)	These securities are owned directly by Ronald J. Mittelstaedt.

						/s/ Ronald J. Mittelstaedt
						**Signature of Reporting Person
						Ronald J. Mittelstaedt, individually
						and as trustee of the Mittelstaedt
						Family Trust
						Date:      June 9, 1999

**	Intentional misstatements or omissions of facts constitute
	Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
	 If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection
of information contained in this form are not required to respond
unless the form displays a currently valid OMB Number.   SEC 1474 (7-96)



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